EXHIBIT 23.3




                         INDEPENDENT AUDITORS' CONSENT



The Partners
River City Broadcasting, L.P.:


We consent to the inclusion and incorporation by reference in the Registration Statement No. 333-12257 on Form S-3 as amended of Sinclair Broadcast Group, Inc. of our report dated February 23, 1996 with respect to the consolidated balance sheets of River City Broadcasting, L.P. as of December 31, 1994 and 1995 and the related consolidated statements of operations, partners' capital (deficit), and cash flows for each of the years in the three-year period ended December 31, 1995 which report appears in the form 8-K/A of Sinclair Broadcast Group, Inc. dated May 9, 1996 and to the reference to our firm under the heading "Experts" in the prospectus.


                                                           KPMG PEAT MARWICK LLP



St. Louis, Missouri
September 12, 1997